FIRST AMENDMENT

TO MASTER SERVICES AGREEMENT

This First Amendment (the “Amendment”) to the Master Services Agreement dated as of March 1, 2016 (the “Agreement”), by and between Foreside Management Services, LLC, as assignee from Beacon Hill Fund Services, Inc. by consent (the “Client”) on behalf of the Praxis Mutual Funds (the “Trust”), a Delaware statutory trust and Ultimus Fund Solutions, LLC (“Ultimus), a limited liability company organized under the laws of the State of Ohio is entered into as of November 2, 2016 (the “Effective Date”).

WHEREAS, the Client is a Delaware limited liability company and is the assignee from Beacon hill Fund Services, Inc. by consent to the Agreement;

WHEREAS, the parties desire to amend Section 20.1 of the Agreement by deleting the address from Beacon Hill Fund Services, Inc. and replacing it with the address for Foreside Management Services, LLC to reflect the Client’s address; and

WHEREAS, pursuant to Section 21.3 of the Agreement the parties may only amend or waive all or part of the Agreement by written amendment or waiver signed by both parties.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Section 20.1 is hereby amended by deleting in its entirety the Beacon Hill Fund Services, Inc. address and replacing it with the following:

20.1 If to the Client:

Foreside Management Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04105

Facsimile: (207) 553-7151

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Ohio or the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

FORESIDE MANAGEMENT SERVICES, LLC		ULTIMUS FUND SOLUTIONS, LLC
By:	/s/ David M. Whitaker	By:	/s/ Gary Tenkman
David M. Whitaker, President		Gary Tenkman, Managing Director